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               [LETTERHEAD OF THE GUARANTEE LIFE COMPANIES INC.]
                                                                       EXHIBIT 5


February 27, 1997


Board of Directors
The Guarantee Life Companies Inc.
Guarantee Centre
8801 Indian Hills Drive
Omaha, NE  68114

Ladies and Gentlemen:

I have acted as counsel to The Guarantee Life Companies Inc. (the "Company") in connection with the filing of the Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the 32,000 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), issuable pursuant to the Guarantee Life Insurance Company Incentive Compensation Plan (the "Plan"). In rendering the opinion expressed below, I have reviewed such matters, documents and law as I have deemed necessary for purposes of this opinion. Based on and subject to the foregoing, it is my opinion that the shares of Common Stock, when issued and paid for in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Richard A. Spellman

Richard A. Spellman